EXHIBIT 10.3

[SUPERIOR TELECOM LETTERHEAD]

August 8, 2001

To: Holders of 8 1/2% Trust Convertible Preferred Securities of Superior Trust I

    We are writing to advise you that, as permitted by the terms of the instruments governing Superior Trust I (the "governing terms"), Superior TeleCom Inc. (the "Company") has elected to defer the payment of distributions, payable on September 15, 2001, on your 8 1/2% Trust Convertible Preferred Securities (the "Trust Preferred Securities"). This does not affect the payment of future distributions on the Trust Preferred Securities, although the Company may elect to defer payment of such future distributions, as permitted by the governing terms. Upon resumption of the payment of distributions, holders of the Trust Preferred Securities on the relevant record date will receive any distributions that have accrued during the applicable deferral period, together with interest thereon at the rate of 8 1/2% per annum.

    Other than as described above, the terms and provisions of your Trust Preferred Securities remain unchanged.

Very truly yours,
SUPERIOR TELECOM INC.